Exhibit 5.1

Joshua A. Kaufman

+1 212 479 6495

josh.kaufman@cooley.com

January 12, 2024

IN8bio, Inc.

350 5th Avenue

Suite 5330

New York, New York 10118

Ladies and Gentlemen:

We have acted as counsel to IN8bio, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 42,703,475 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 34,304,688 shares of Common Stock issued or issuable by the Company in connection with a private placement effected on December 13, 2023, consisting of (a) 10,860,655 shares of Common Stock (the “PIPE Shares”), (b) 547,241 shares of Common Stock issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”), (c) up to 11,434,896 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock held (the “Series A Warrant Shares”) and (d) up to 11,434,896 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (together with the Pre-Funded Warrant Shares and the Series A Warrant Shares, the “Warrant Shares”), and (ii) 8,398,787 shares of Common Stock (together with the PIPE Shares, the “Shares”) issued by the Company upon conversion of certain shares of preferred stock at the time of the Company’s initial public offering.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

January 12, 2024

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when sold and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Joshua A. Kaufman
Joshua A. Kaufman

Cooley LLP 55 Hudson Yards New York, NY 10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com